UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2016 (May 31, 2016)

NewLink Genetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2503 South Loop Drive Ames, IA		50010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (515) 296-5555

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02  Termination of a Material Definitive Agreement.

On May 31, 2016, NewLink Genetics Corporation (the “Company”) gave notice to WuXi AppTec, Inc. (“WuXi”) of the Company’s termination of the Amended and Restated Development and Manufacturing Terms and Conditions, by and between the Company and WuXi, dated as of January 4, 2016 (together with all associated work orders, the “WuXi Agreement”), such termination to be effective on August 1, 2016. The Company elected to terminate the WuXi Agreement pursuant to Section 11(b) of the WuXi Agreement, which provides that either party may terminate the WuXi Agreement for any reason or for no reason by providing advance notice to the other party.

Pursuant to the WuXi Agreement, the Company granted WuXi a non-exclusive right to use certain of the Company’s starting materials and confidential information for the commercial manufacturing of cell material for the production of algenpantucel-L. The purpose of the WuXi Agreement was to provide the Company with a supply of algenpantucel-L for commercial sale, if and when that drug was approved by the Food and Drug Administration. The Company determined to discontinue manufacturing operations for algenpantucel-L and to terminate the WuXi Agreement. The Company expects to make certain payments under outstanding work orders in connection with the termination.

The foregoing description of the WuXi Agreement does not purport to be complete and is qualified in its entirety by reference to (i) the WuXi Agreement, which is filed as Exhibit 10.68 to the Company’s Amended Annual Report on Form 10-K/A (File No. 001-35342), filed on May 20, 2016, and incorporated herein by reference and (ii) the Development and Process Transfer Program Leading to Commercial Manufacturing for algenpantucel-L HyperAcute Pancreas by and between the Company and WuXi dated June 19, 2014, which is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q (File No. 001-35342), filed on August 8, 2014, and incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    June 6, 2016

NewLink Genetics Corporation

By:	/s/ John B. Henneman III
John B. Henneman III
Its:	Chief Financial Officer